Exhibit 99.2

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports
First Quarter 2016 Results

VERNAL, UT, May 13, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Revenue Review

Revenue for the quarter was $1.44 million, down $2.63 million, or 65%, from the prior-year period as demand for contract services, which is primarily the refurbishment of drill bits for the Company's largest exclusive customer, was down $1.36 million, or 74%. Tool revenue from the sale, rental and repair of the Company’s drilling tools was $954 thousand, down $1.28 million, or 57%, compared with the prior-year period. Although SDP’s tool offerings provide improved efficiencies and lower costs for the development of oil & gas wells, it is still subject to the conditions of the industry. The U.S. drill rig count in the first quarter of 2016 was at its lowest level since records were established in the 1940’s.

When compared with the trailing fourth quarter, revenue decreased $1.29 million, or 47%. Contract services revenue was down approximately 50% to $490 thousand, while tool revenue was down
$806 thousand, or 46%.

Troy Meier, Chairman and CEO of Superior Drilling Products, noted, "During the quarter, our energies have been focused on expanding our channels to market, adopting our drill string solutions to meet customer needs and working on addressing our long term debt and cash requirements. We have taken out more costs, even as we transform our business to support our new market channel partners.

“Over the last couple of months, we have been at a number of sites training regional sales teams of a major oil field services company, who will be packaging our Strider™ Drill String Oscillation System with its other drill string tools so they can present their customers a more comprehensive offering. The sales materials and performance data we are providing proves the economic value of the Strider. In addition, we are adopting new tool sizes to meet their customers’ needs based on the basins in which they are operating and their drilling techniques. We expect revenue from these sales to build in the second half of the year.”

Mr. Meier added, “Separately today, we announced a distribution agreement with Drilling Tools International (“DTI”) to market our Drill-N-Ream® well bore conditioning systems with the first stage of the agreement including an initial commitment by DTI to purchase a minimum operating fleet during the second and third quarters of 2016. Established in 1984, DTI is a leading provider of drilling tools to the world's most prominent oilfield service and exploration companies, both onshore and offshore. DTI will now have exclusive rights to include the Drill-N-Ream in their arsenal of offerings serving the North American onshore and offshore markets, excluding the Rocky Mountain region.

“We believe our drilling tools, which create efficiencies and reduce development costs, are what the oil and gas industry needs in order to operate in today’s lower commodity price environment.”

The Company’s monthly average tool runs were 29 in the first quarter compared with 62 in the prior-year period and 52 in the trailing fourth quarter. Average revenue per run was $9,900, down from $11,100 in the prior-year period due to pricing pressure and reduced lateral lengths driven by basin diversification. Average revenue per run in the trailing fourth quarter was $10,400. These measures are non-GAAP metrics the Company uses to measure its operating performance.

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

First Quarter 2016 Operating Results

Cost of revenue was $1.02 million, down from $1.92 million in the prior-year period. As a percent of sales, cost of revenue was 71% compared with 47% in the prior-year period. Higher cost of revenue as a percent of sales was from lower absorption of fixed costs. The Company is maintaining an operational staffing level necessary to meet expected demand resulting from the new channel partner agreements. Cost of revenue was $1.6 million, or 58% of sales, in the trailing fourth quarter.

Selling, general and administrative expense, including research and engineering (SG&A) was $1.29 million, down $767 thousand from the prior-year’s first quarter. Compared with the trailing fourth quarter, SG&A was essentially unchanged.

Depreciation and amortization (D&A) increased slightly to $1.23 million, up from $1.15 million in the prior-year period. The moderate increase over the prior-year period reflects the Company’s investment in growing its rental tool fleet to serve anticipated demand from market channel partners.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization and non-cash stock compensation expense, was a loss of $553 thousand. The loss was greater than both the prior-year and trailing periods, which are shown on the accompanying tables. The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Net loss was $2.24 million, or $0.13 per share, while adjusted net loss, a non-GAAP measure, was $1.72 million, or $0.10 per share. Both measures were down from the prior-year and trailing periods, respectively, which are shown on the accompanying tables. Adjusted net loss for the first quarter of 2016 excludes an $87 thousand gain on the sale of assets and intangible asset amortization expense of $612 thousand. See attached tables for a reconciliation of GAAP net loss to adjusted net loss.

Balance Sheet Update

Cash used in operations was $345 thousand. Cash on hand at the end of the quarter was $767 thousand. Total debt as of March 31, 2016 was $20.25 million, of which $9.5 million was associated with the purchase of the remaining rights to the Drill-N-Ream, or the Hard Rock note. Debt, net of cash, was $19.48 million, and increased by $526 thousand from December 31, 2015.

As previously announced on March 8, 2016, during the first quarter of 2016 SDP secured a $3 million credit facility, comprised of a two-year, $2.5 million revolving credit facility allowing up to an 85% advance on eligible accounts receivable, and a $0.5 million asset-based term loan amortized over five years. As of March 31, 2016 a total of $243 thousand was drawn on the credit facility. The Company and its lenders executed a second amendment to the lending agreement to extend the period in which covenant requirements must be met on May 12, 2016.

Christopher D. Cashion, Chief Financial Officer, commented, “We have measurably reduced our cash outlays from cost reductions and the use of equity in lieu of cash for compensation. Our new $0.5 million term loan has helped to address our growth capital needs while the accounts receivable revolver provides for working capital. Our cash balance declined in the quarter as sales decreased considerably with a 36% drop in the U.S. land rig count from 698 at the beginning of the quarter to 450 at end of the quarter. Currently, we are in ongoing discussions with the holders of the remaining $9.5 million Hard Rock note regarding the restructuring of the upcoming July 2016, $1.5 million principle repayment and the term of the loan. We are considering various options to include the conversion of debt to equity. We also believe we have sufficient options available to provide the cash required to address the opportunities we have to increase our tool rental and sales revenue.”

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Capital expenditures for the quarter were $146 thousand compared with $223 thousand and $383 thousand in the prior-year and trailing periods, respectively. Capital expenditures in 2017 are expected to be approximately $600 thousand to $650 thousand, lower than the Company’s previous plan of approximately $1.5 million. Reduced capital expenditures reflect the Company’s adjustment to the more severe than anticipated U. S. drilling rig count decline during the first four months of 2016.

Outlook

Mr. Meier concluded, “Unlike most in our industry, we have unique prospects in this challenging market because of growing recognition of the value of our tools. To ensure success, we are adjusting our business model as we focus on our strengths: tool design, bottom hole assembly knowledge, production engineering expertise and efficient manufacturing processes. The DTI agreement is a major step forward in this transformation process. While the near term is tough, we expect to manage through this, grow revenue and create more drilling tool technologies.”

Webcast and Conference Call

The Company will host a conference call and live webcast today at 11:00 am CT (12:00 pm ET) to provide a strategic update and outlook as well as review the operating results for its first quarter 2016. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored on Superior Drilling Products’ website at www.sdpi.com/events.

To listen to the archived call, dial (858) 384-5517 and enter replay number 13635230. A telephonic replay will be available from approximately 2:00 pm CT (3:00 pm ET) on the day of the call through Friday, May 20, 2016. A transcript of the call will be available for download from the SDP website once available.

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Superior Drilling Products, Inc.

Consolidated Statements of Operations
(unaudited)

	For the Three Months
	Ended March 31,
	2016	2015

Revenue	$1,444,626	$4,074,617

Operating costs and expenses
Cost of revenue	1,020,614	1,921,430
Selling, general & administrative	1,290,606	2,057,380
Depreciation & amortization	1,234,424	1,148,496
Total operating expenses	3,545,644	5,127,306

Operating loss	(2,101,018)	(1,052,689)
Operating margin	-145.4%	-25.8%

Other income (expense)

Interest income	78,368	73,275
Interest expense	(363,468)	(560,426)
Other income	56,726	72,060
Gain (loss) on sale of assets	86,852	(55,220)
Total other expense	(141,522)	(470,311)

Loss before income taxes	(2,242,540)	(1,523,000)
Income tax benefit	-	(479,912)

Net loss	$(2,242,540)	$(1,043,088)

Basic and diluted loss per common share	$(0.13)	$(0.06)
Basic and diluted weighted average common shares outstanding	17,459,605	17,291,646

Diluted loss per common share	$(0.13)	$(0.06)
Diluted weighted average common shares outstanding	17,459,605	17,291,646

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Superior Drilling Products, Inc.

Consolidated Balance Sheet
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash	$767,023	$1,297,002
Accounts receivable	830,952	1,861,002
Prepaid expenses	96,564	179,450
Inventory	1,478,763	1,410,794
Other current assets	123,435	-
Total current assets	3,296,737	4,748,248

Property, plant and equipment, net	14,252,931	14,655,502
Intangible assets, net	10,414,445	11,026,111
Note receivable	8,296,717	8,296,717
Other assets	73,742	28,321
Total assets	36,334,572	38,754,899
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	558,355	638,593
Accrued expenses	459,041	809,765
Line of credit	242,716	-
Income tax payable	2,000	2,000
Current portion of capital lease obligation	342,882	332,185
Current portion of related party debt	781,922	555,393
Current portion of long-term debt	4,723,548	2,636,241
Total current liabilities	7,110,464	4,974,177
Other long-term liability	880,032	880,032
Capital lease obligation, less current portion	156,162	246,090
Related party debt, less current portion	-	271,190
Long-term debt, less current portion	13,998,435	16,208,699
Total liabilities	22,145,093	22,580,188
Commitments and contingencies
Stockholders' equity
Common stock - $0.001 par value; 100,000,000 shares authorized; 17,459,605 and 17,291,646 shares issued and outstanding	17,460	17,460
Additional paid-in-capital	31,636,828	31,379,520
Retained deficit	(17,464,809)	(15,222,269)
Total stockholders' equity	14,189,479	16,174,711
Total liabilities and stockholders' equity	$36,334,572	$38,754,899

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31,
	2016	2015
Cash Flows From Operating Activities
Net loss	$(2,242,540)	$(1,043,088)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,246,880	1,148,496
Amortization of debt discount	34,884	226,000
Deferred tax benefit	-	(480,912)
Share based compensation expense	257,309	52,577
(Gain) loss on disposition of assets	(86,852)	55,220
Changes in operating assets and liabilities:
Accounts receivable	1,030,050	859,576
Inventory	(67,969)	(255,960)
Prepaid expenses and other current assets	(40,549)	37,080
Other assets	(45,421)	54,550
Accounts payable and accrued expenses	(430,964)	(111,278)
Net Cash (Used in) Provided by Operating Activities	(345,172)	542,261

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(145,791)	(223,452)
Net cash Used in Investing Activities	(145,791)	(223,452)

Cash Flows From Financing Activities
Principal payments on long-term debt	(657,841)	(268,071)
Principal payments on related party debt	(44,661)	-
Principal payments on capital lease obligations	(79,231)	(70,160)
Proceeds received from long-term debt	742,716	-
Net Cash Used in Financing Activities	(39,017)	(338,231)

Net Decrease in Cash	(529,980)	(19,422)
Cash at Beginning of Period	1,297,002	5,792,388
Cash at End of Period	$767,022	$5,772,966

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Superior Drilling Products, Inc. Reports First Quarter 2016 Results
May 13, 2016

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

GAAP net loss	$(2,242,540)	$(9,236,483)	$(1,043,088)
Add back:
Depreciation and amortization	1,234,424	1,292,520	1,148,496
Interest expense, net	285,100	285,566	487,151
Share-based compensation	257,309	127,427	52,577
(Gain) loss on sale of assets	(86,852)	(710)	55,220
Impairment of goodwill	-	7,802,903	-
Inventory valuation reserve	-	124,872
Non-recurring expenses	-	117,000
Income tax benefit	-	(256,189)	(479,912)

Non-GAAP Adjusted EBITDA(1)	$(552,559)	$256,906	$220,444

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

Superior Drilling Products, Inc.

GAAP Net Loss to Non-GAAP Adjusted Net Loss Reconciliation
(unaudited)

	Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net loss	$(2,242,540)	$(0.13)	$(9,236,483)	$(0.53)	$(1,043,088)	$(0.06)
Add back:
Intangible amortization	611,667	0.04	611,667	0.03	617,669	0.04
(Gain) loss on sale of assets	(86,852)	(0.01)	(710)	-	55,220	-
Impairment of goodwill	-	-	7,802,903	0.45	-
Inventory valuation reserve	-	-	124,872	0.01	-	-
Non-recurring expenses	-	-	117,000	0.01	-	-

Non-GAAP adjusted net loss	$(1,717,725)	$(0.10)	$(580,751)	$(0.03)	$(370,199)	$(0.02)

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